CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated September 25, 2012, accompanying the financial statements of Insured Municipals Income Trust, 99th Limited Maturity Series, Michigan Insured Municipals Income Trust, Series 191 and New York Insured Municipals Income Trust, Series 182 (included in Van Kampen Unit Trusts, Municipal Series 561) as of May 31, 2012, and for each of the three years in the period ended May 31, 2012 and the financial highlights for each of the five years in the period ended May 31, 2012, contained in this Post-Effective Amendment No. 7 to Form S-6 (File No. 333-124986) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 25, 2012